                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
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    Check the appropriate box:
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         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        CHEVRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                                            [logo]

                              CHEVRON CORPORATION

                                 Notice of the
                              1999 Annual Meeting
                                    and the
                              1999 Proxy Statement

                               TABLE OF CONTENTS

Notice of the Annual Meeting of Stockholders

1999 Proxy Statement.......................................................    2

General Information........................................................    2
-    Appointment of Proxy Holders..........................................    2
-    Methods of Voting.....................................................    2
-    Vote Required and Method of Counting..................................    3
-    Confidential Voting...................................................    4
-    Method and Cost of Soliciting and Tabulating Proxy Voting
     Instructions..........................................................    4

Election of Directors (Item 1 on the proxy form)...........................    5
-    Nominees for Directors................................................    5

Ratification of the Board's Appointment of Independent Public Accountants
(Item 2 on the proxy form).................................................    9

Board Governance and Operations............................................   10
-    Board Governance......................................................   10
-    Board Structure.......................................................   10
-    Board Meetings and Attendance.........................................   10
-    Board Committee Structure.............................................   10
-    Board Committee Meetings and Functions................................   11

Directors' Compensation....................................................   12
-    Stock Compensation....................................................   12
-    Cash Compensation.....................................................   12
-    Deferrals of Cash Compensation........................................   12
-    Expenses..............................................................   12

Stock Ownership Information................................................   13
-    Directors' and Executive Officers' Stock Ownership....................   13
-    Section 16(a) Beneficial Ownership Reporting Compliance...............   13

Executive Compensation.....................................................   14
-    Management Compensation Committee Report on Executive Compensation....   14
-    1998 CEO Compensation.................................................   16
-    Summary Compensation Table............................................   18
-    Long-Term Incentive Plan -- 1998 Performance Unit Awards Table........   18
-    Option Grants in Last Fiscal Year Table...............................   19
-    Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-ended
     Options Values Table..................................................   19
-    Pension Plan Table....................................................   20
-    Performance Graph.....................................................   21

Stockholder Proposals (Items 3 through 5 on the proxy form)................   22
-    Stockholder Proposal to Adopt a Toxic Chemicals Information Policy
     (Item 3 on the proxy form)............................................   22
-    Stockholder Proposal to Report on Greenhouse Gas Emissions (Item 4 on
     the proxy form).......................................................   24
-    Stockholder Proposal to Abandon ANWR Drilling Plans (Item 5 on the
     proxy form)...........................................................   27

Other Matters..............................................................   29
Submission of Future Stockholder Proposals.................................   29
Information About Attending the Annual Meeting.............................   29

                                                                [LOGO]

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

               DATE:    Wednesday, April 28, 1999
               TIME:    9:30 a.m., Pacific Time
               LOCATION:    Chevron Park
                           Building A
                           6001 Bollinger Canyon Road
                           San Ramon, CA 94583

RECORD DATE:  March 10, 1999

AGENDA:

- To elect 13 Directors;

- To ratify the Board's appointment of independent public accountants;

- To take action on the stockholder proposals; and to transact any other business that may be properly brought before the Annual Meeting.

ADMISSION

All stockholders and representatives whom stockholders have authorized in writing are cordially invited to attend the Annual Meeting. We will hold the Annual Meeting at Chevron Park in San Ramon, California, as part of our effort to aggressively reduce costs. Seating will be limited at Chevron Park. We will give stockholders priority seating at the Annual Meeting. Depending on stockholder attendance, we may have to seat guests in an overflow area. Please refer to page 29 for information about attending the Annual Meeting.

VOTING

Stockholders owning Chevron Stock at the close of business on the Record Date, or a representative whom a stockholder has authorized in writing, are entitled to vote at the Annual Meeting. Please refer to page 4 for an explanation of Chevron's confidential voting procedures.

STOCKHOLDER LIST

Chevron will make available on the Annual Meeting date at Chevron Park a list of stockholders as of the Record Date. It will also make the list available for ten days prior to the Annual Meeting, between the hours of 8:00 a.m. and 4:00 p.m. at the office of Chevron Corporation, Chevron Park, 6001 Bollinger Canyon Road, San Ramon, California 94583. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

We are distributing this proxy statement, proxy form and Chevron's 1998 Annual Report to Stockholders on or about March 22, 1999.

By Order of the Board of Directors,

         [SIGNATURE]

Lydia I. Beebe
Corporate Secretary

                                                        [LOGO]

                                CHEVRON CORPORATION
                                575 Market Street
                                San Francisco, California 94105
                                March 22, 1999

                              1999 PROXY STATEMENT

This proxy statement contains important information you should know concerning admission to Chevron's 1999 Annual Meeting of Stockholders, voting procedures and the business matters on which you are being asked to vote.

GENERAL INFORMATION
-----------------------------------------------------

APPOINTMENT OF PROXY HOLDERS

Your Board of Directors asks you to appoint Kenneth T. Derr, Carla A. Hills and Charles M. Pigott as your proxy holders to vote your shares at the 1999 Annual Meeting of Stockholders. YOU MAKE THIS APPOINTMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY FORM IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED.

They will vote your shares (and the shares of all other Chevron stockholders who return valid proxy forms) at the Annual Meeting as you direct on the proxy form. You give your direction by marking the boxes on the proxy form which represent your choices. For those items for which you have not marked a box, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy form, it also authorizes them to vote your shares on any matters not known by the Board at the time this proxy statement was printed and which, under Chevron's by-laws, may be properly presented for action at the Annual Meeting.

You may also vote in person at the Annual Meeting. However, your Board recommends that you vote by appointing the proxy holders as it is not practical for most stockholders to attend the Annual Meeting. YOUR BOARD STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE BY RETURNING THE ENCLOSED PROXY FORM. Its prompt return may save Chevron the expense of a second mailing in order to receive a quorum of shares necessary to hold the Annual Meeting.

METHODS OF VOTING

- VOTING BY MAIL. Stockholders may sign, date and return their proxy forms in the pre-addressed, postage-paid envelope provided. If you return your proxy form without indicating how you want to vote, the proxy holders will vote as recommended by your Board.

- VOTING BY TELEPHONE OR THE INTERNET. If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy form. Telephone and Internet voting are also available to those of you who own shares in the Chevron Profit Sharing/Savings Plan.

  The telephone and Internet voting procedures are designed to verify your vote through the use of a Control Number that is provided on each proxy form. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy form for specific instructions.

  Stockholders whose shares are held through a brokerage firm, bank or other custodian may vote by telephone or the Internet only if the custodian offers that option.

- REVOKING YOUR VOTING INSTRUCTIONS TO YOUR PROXY HOLDERS. If you have certificates issued in your own name, and you vote by proxy, by mail, the Internet or telephone, you may later revoke your proxy instructions by:

      --  sending a written statement to that effect to the Corporate Secretary;

      -- submitting a proxy form with a later date signed as your name appears on the stock account;

      --  voting at a later time by telephone or the Internet; or

      -- voting in person at the Annual Meeting (except for shares held through a brokerage firm, bank or other custodian).

If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions by informing the custodian in accordance with any procedures it sets forth.

VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 653,316,894 shares of Chevron Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to cast one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you return a proxy form marked as abstaining from voting in all matters, the shares that it represent will be counted toward a quorum but they will not be voted on any matter.

The vote required and method of calculation is as follows for the various business matters to be considered at the Annual Meeting:

ITEM 1--Election of Directors
Each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are directors to be elected. The nominees who receive the most votes for the number of positions to be filled are elected Directors. If you do not wish your shares to be voted for a particular nominee you may so indicate in the space provided on the proxy form or withhold authority as prompted during the telephone or Internet voting instructions.

ITEM 2--Ratification of your Board's Appointment of Independent Public Accountants and the stockholder proposals, ITEMS 3 THROUGH 5, are approved if the number of votes cast in favor of each exceeds the number of votes cast against. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) do not affect the voting calculations.

CONFIDENTIAL VOTING

In 1979 we adopted a confidential voting policy to protect our stockholders' voting privacy. Under this policy ballots, proxy forms and voting instructions returned to brokerage firms, banks and custodians are treated as confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy forms and voting instructions. Anyone who processes or inspects the ballots, proxy forms and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee.

The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

The proxy tabulator will forward comments written on the proxy forms to management but will not disclose your identity unless you request it in writing.

METHOD AND COST OF SOLICITING AND TABULATING PROXY VOTING INSTRUCTIONS

Chevron has retained Georgeson & Company, Inc. to assist in distributing these proxy materials and soliciting proxy voting instructions at an estimated cost of $25,000 plus their reasonable out-of-pocket expenses. Chevron employees, personally or by telephone, may solicit your proxy voting instructions.

Chevron will reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

ChaseMellon Shareholder Services, Chevron's transfer agent, will be the proxy tabulator and also act as the Inspector of Election.

ELECTION OF DIRECTORS
-----------------------------------------------------
(ITEM 1 OF THE PROXY FORM)

Your Board has nominated thirteen of the current Directors for re-election. Mr. George H. Weyerhaeuser has reached the mandatory retirement age of 72 and will not stand for election at the Annual Meeting.

The persons named as proxy holders on the proxy form will vote your shares FOR the thirteen nominees unless you withhold authority in the spaces provided on the proxy form or as prompted during the telephone or Internet voting instructions.

All Directors are elected annually. They serve for a one-year term and until their successors are elected. If any nominee is unable to serve as a Director, which is not anticipated, the Board by resolution may reduce the number of Directors or choose a substitute. Directors may not stand for election after reaching the age of 72.

Detailed information on each nominee is provided below.

NOMINEES FOR DIRECTORS

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

[PHOTO] SAMUEL H. ARMACOST

Director since 1982

Mr. Armacost, age 59, became Chairman of SRI International, formerly Stanford Research Institute, an independent research, technology development and consulting organization, in 1998.

Prior Positions Held: Mr. Armacost was a Managing Director of Weiss, Peck & Greer L.L.C. from 1990 until 1998. He was a Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Other Directorships: The James Irvine Foundation, Exponent, Inc., Scios, Inc., Toshiba International Advisory Group.

Other Memberships: The Business Council, Advisory Council of the California Academy of Sciences.

[PHOTO] KENNETH T. DERR

Director since 1981

Mr. Derr, age 62, has been Chairman of the Board and Chief Executive Officer of Chevron since 1989.

Prior Positions Held: Mr. Derr was Vice-Chairman of Chevron from 1985 until 1989; was President and Chief Executive Officer of Chevron U.S.A. Inc. from 1979 until 1984 and was a Vice-President of Chevron from 1972 until 1985. He joined Chevron in 1960 and after a succession of assignments in the comptroller's and manufacturing departments, became Assistant to the President of Chevron in 1969.

Other Directorships: AT&T Corp., Citigroup, Potlatch Corporation, The Bay Area Council, The American Productivity and Quality Center, American Petroleum Institute, Trustee Emeritus of Cornell University

Other Memberships: National Petroleum Council, The California Business
Roundtable,

The Business Council, The Business Roundtable.

[PHOTO] SAM GINN

Director since 1989

Mr. Ginn, age 61, has been Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc., a worldwide wireless telecommunications company, since 1993.

Prior Positions Held: Mr. Ginn was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group from 1988 until April 1, 1994.

Other Directorships: Transamerica Corporation, Hewlett-Packard Company.

Other Memberships: The California Business Roundtable, The Business Council, The Institute for International Studies at Stanford, San Francisco Committee on JOBS.

[PHOTO] AMBASSADOR CARLA ANDERSON HILLS

Director 1977 through 1988 and since 1993

Ambassador Hills, age 65, has been Chairman and Chief Executive Officer of Hills & Company International Consultants, a company giving advice on investment, trade and risk issues abroad since 1993.

Prior Positions Held: Ambassador Hills served as United States Trade Representative from 1989 to 1993.

Other Directorships: American International Group, Inc., Lucent Technologies Inc., Time Warner Inc., TCW Group, Inc.

[PHOTO] SENATOR J. BENNETT JOHNSTON

Director since 1997

Senator Johnston, age 66, has been Chief Executive Officer of Johnston & Associates, a governmental and business consulting firm since 1997.

Prior Positions Held: Senator Johnston served as U.S. Senator from Louisiana from 1972 through 1996. He was a member of the Senate Committee on Energy and Natural Resources (Chairman from 1986 until 1994 and ranking Democrat from 1994 through 1996). He was a member of the Appropriations Committee and Chairman of the Subcommittee on Energy & Water Development from 1986 until 1994. He also served on the Select Committee on Intelligence; the Budget Committee; and the Special Committee on Aging. Prior to serving in the Senate he served in the Louisiana State Legislature for eight years.

Other Directorships: Columbia Energy Group Inc., Freeport-McMoran Copper & Gold Inc.

Other Memberships: President, U.S. Pacific Economic Cooperation Council.

[PHOTO] RICHARD H. MATZKE

Director since 1997

Mr. Matzke, age 62, has been a Vice-President of Chevron and President of Chevron Overseas Petroleum Inc. since 1989.

Prior Positions Held: Between 1979 and 1989, he served as a Vice-President of Chevron Chemical Company, manager of Chevron's foreign operations staff, a Director of Caltex Pacific Indonesia, and President of Chevron Canada Resources Limited. Mr. Matzke joined Chevron in 1961 as a geologist and advanced through various positions in Chevron's exploration, economics, research and corporate planning departments, becoming Assistant to the President in 1976.

Other Directorships: Trustee of the African American Institute and of St. Mary's College of California, Chairman of the Board of Directors of the United States-Kazakstan Council.

Other Memberships: American Association of Petroleum Geologists, World Affairs Council of Northern California.

[PHOTO] DAVID J. O'REILLY

Director since 1998

Mr. O'Reilly, age 52, has been a Vice-Chairman of the Board of Chevron since
1998.

Prior Positions Held: Mr. O'Reilly was a Vice-President of Chevron from 1991 until 1998, was President of Chevron Products Company, from 1994 until 1998. He was a Director of Caltex Petroleum Corporation from 1992 until 1994, was a Senior Vice-President and Chief Operating Officer of Chevron Chemical Company from 1989 until 1991. He joined Chevron in 1968.

Other Directorships: American Petroleum Institute.

Other Memberships: San Francisco Symphony Board of Governors, National Action Council for Minorities in Engineering, Inc.

[PHOTO] CHARLES M. PIGOTT

Director since 1973

Mr. Pigott, age 69, became Chairman Emeritus of PACCAR Inc, a manufacturer of transportation equipment in 1997.

Prior Positions Held: Mr. Pigott was President of PACCAR Inc from 1965 until 1968, was its Chief Executive Officer from 1967 until 1997 and was its Chairman of the Board from 1986 until 1997.

Other Directorships: The Boeing Company, PACCAR Inc, Seattle Times Company.

Other Memberships: The Business Council.

[PHOTO] CONDOLEEZZA RICE

Director since 1991

Dr. Rice, age 44, has been Provost and Vice-President of Stanford University since 1993.

Prior Positions Held: Dr. Rice has been a member of the Stanford University faculty since 1981. From 1989 until April 1991, she served on the Bush Administration's National Security Council as Special Assistant to President Bush for National Security Affairs and Senior Director for Soviet Affairs.

Other Directorships: Transamerica Corporation.

Other Memberships: Council on Foreign Relations, J.P. Morgan International Advisory Council.

[PHOTO] FRANK A. SHRONTZ

Director since 1996

Mr. Shrontz, age 67, was Chairman of the Board of The Boeing Company from 1988 until February 1997.

Prior Positions Held: Mr. Shrontz was Chief Executive Officer of The Boeing Company from 1986 until 1996 and was its President from 1985 until 1988. He served as Assistant Secretary of the Air Force and as Assistant Secretary of Defense from 1973 until 1976.

Other Directorships: Boise Cascade Corporation, Minnesota Mining and Manufacturing Company

Other Memberships: The Business Council, a citizen regent of The Smithsonian Institution.

[PHOTO] JAMES N. SULLIVAN

Director since 1988

Mr. Sullivan, age 61, has been a Vice-Chairman of the Board of Chevron since
1989.

Prior Positions Held: Mr. Sullivan was a Vice-President of Chevron from 1983 until 1989. He joined Chevron in 1961 as a process engineer and held a succession of manufacturing assignments.

Other Directorships: Weyerhaeuser Company, American Petroleum Institute, United Way of the Bay Area.

Other Memberships: Board of Trustees of the University of San Francisco, Committee for Economic Development, Asian Art Museum of San Francisco.

[PHOTO] CHANG-LIN TIEN

Director since 1997

Dr. Tien, age 63, has been NEC Distinguished Professor of Engineering at the University of California, Berkeley since 1997.

Prior Positions Held: Dr. Tien was Chancellor at the University of California, Berkeley from 1990 until 1997.

Other Directorships: AirTouch Communications, Inc., Wells Fargo & Company, Raychem Corporation.

Other Memberships: National Academy of Engineering, Pacific Council on International Policy, U.S. Committee for Economic Development, Council on Foreign Relations, Fellow of the American Academy of Arts and Sciences, Trustee of the Asia Foundation.

[PHOTO] JOHN A. YOUNG

Director since 1985

Mr. Young, age 66, has been Vice-Chairman of the Board of Novell, Inc. (a networking software company) since 1997.

Prior Positions Held: From 1993 to 1997, Mr. Young served on a variety of corporate and non-profit boards. He was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until 1992.

Other Directorships: Affymetrix, Inc., International Integration Inc., Lucent Technologies Inc., SmithKline Beecham PLC, Wells Fargo & Company.

Other Memberships: The Business Council, Executive Committee of the Council on Competitiveness, National Academy of Engineering.

RATIFICATION OF THE BOARD'S APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS
-----------------------------------------------------
(ITEM 2 OF THE PROXY FORM)

The Board's Audit Committee, which is composed entirely of non-employee Directors, has selected PricewaterhouseCoopers LLP as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 1999. Your Board has endorsed this appointment.

PricewaterhouseCoopers LLP has audited the consolidated financial statements of Chevron for many years and during the year ended December 31, 1998, provided both audit and nonaudit services. Audit services included:

(1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters;

(2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements;

(3) audit of specific financial and statistical information in connection with contracts and other agreements; and

(4) examination of the financial statements of various Chevron employee benefit plans.

Nonaudit services provided by PricewaterhouseCoopers LLP included income tax consulting, employee benefit advisory services and systems consulting projects. All audit and nonaudit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers the potential for conflict of interest in reviewing non-audit services.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

BOARD GOVERNANCE AND OPERATIONS
-----------------------------------------------------

BOARD GOVERNANCE

The business and affairs of Chevron are managed by or under the direction of your Board. Your Board reaffirms its management accountability to the stockholders through the annual election process. All Directors annually stand for election. They do so based on Chevron's performance record, which is set forth in Chevron's annual report and proxy statement.

Your Board reviews and ratifies senior management selection, succession planning and compensation. It monitors overall corporate performance, ensures the integrity of Chevron's financial controls and the effectiveness of its legal compliance programs.

Your Board oversees Chevron's strategic and business planning process. Chevron's strategic and business planning is a year-round process culminating in a day-long Board review of Chevron's updated Corporate Strategic Plan, its three-year business plan, the next year's capital expenditures budget plus other key financial and supplemental objectives.

BOARD STRUCTURE

Your Board's structure, composition and operating practices provide the foundation for the effective discharge of its leadership responsibilities. It is made up of a majority of non-employee Directors.

Your Board's composition and size are assessed at least annually by the Board Nominating and Governance Committee. The Committee recommends prospective directors to the Board without regard to race, religion or sex with the goal of creating a balance of knowledge, experience, and diversity.

As a stockholder you may recommend a nominee by writing to the Corporate Secretary specifying the nominee's name and the qualifications for Board membership. All recommendations will be brought to the attention of the Board Nominating and Governance Committee.

Chevron has a policy of mandatory retirement at the age 65 for employee Directors and the age 72 for outside Directors.

The Board's Nominating and Governance Committee reviews and concurs in the election of any officer-director to outside board seats.

BOARD MEETINGS AND ATTENDANCE

Your Board met at 10 regularly scheduled Board meetings, 2 special Board meetings and 17 Board committee meetings in 1998. All Board members attended on average over 92% of the Board and appropriate Board committee meetings.

BOARD COMMITTEE STRUCTURE

The Management Compensation Committee was established in 1966, the Audit Committee in 1975, the Nominating Committee in 1978, and the Public Policy Committee in 1989. In 1996, the Nominating Committee's responsibilities were expanded to add governance oversight responsibility and its name was changed to the Board Nominating and Governance Committee.

Each committee is chaired by a non-employee Director who determines the agenda, the frequency and length of the meetings and who has unlimited access to Chevron's management and information. All Board committees are composed entirely of non-employee Directors except for the Public Policy Committee. Mr. Derr is a member of the Public Policy Committee.

Each non-employee Director currently serves on two committees. Committee members serve staggered four-year terms ensuring that all Directors in office longer than four years will serve on all committees. Fixed four-year terms for committee chairpersons facilitate rotation of committee chairpersons while preserving experienced leadership.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

The following table shows each committee member, the number of committee meetings held during 1998 and the functions performed by the committees.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

          Committees                                 Committee Functions
AUDIT                           --  Recommends to the Board the selection of independent
Meetings: 3                         public accountants
Sam Ginn                        --  Reviews reports of independent and internal auditors
J. Bennett Johnston             --  Reviews and approves the scope and cost of all services
Frank A. Shrontz                    (including nonaudit services) provided by the firm
Chang-Lin Tien                      selected to conduct the audit
John A. Young*                  --  Monitors the effectiveness of the audit process and
                                    financial reporting
                                --  Reviews the adequacy of financial and operating controls
                                --  Monitors the corporate compliance program
MANAGEMENT                      --  Reviews and approves salaries and other compensation
COMPENSATION                        matters for executive officers
Meetings: 7                     --  Administers the Excess Benefit, Management Incentive,
Samuel H. Armacost*                 Long-Term Incentive and Salary Deferred Plans for
Carla A. Hills                      management employees
Charles M. Pigott
Condoleezza Rice
George H. Weyerhaeuser
PUBLIC POLICY                   --  Identifies, monitors and evaluates domestic and foreign
Meetings: 3                         social, political and environmental issues
Kenneth T. Derr                 --  Recommends to the Board policies and strategies concerning
Carla A. Hills*                     such issues
J. Bennett Johnston
Condoleezza Rice
George H. Weyerhaeuser
John A. Young
BOARD NOMINATING                --  Reviews Chevron's corporate governance practices and
AND GOVERNANCE                      recommends changes as appropriate
Meetings: 4                     --  Recommends changes to improve Board, Board committee and
Samuel H. Armacost                  individual director effectiveness
Sam Ginn                        --  Assesses the size and composition of the Board
Charles M. Pigott*              --  Recommends prospective director nominees
Frank A. Shrontz                --  Periodically reviews the Stockholder Rights Plan
Chang-Lin Tien
*COMMITTEE CHAIRPERSON

DIRECTORS' COMPENSATION
-----------------------------------------------------

Chevron believes that non-employee Directors' compensation should provide total compensation that is competitive, links rewards to business results and stockholder returns and facilitates increased ownership of Chevron Stock. Chevron does not have a retirement plan for non-employee Directors. Chevron's executive officers are not paid additional compensation for their services as Directors.

In 1998, compensation for non-employee Directors included the following stock and cash elements:

STOCK COMPENSATION

An annual grant of 400 shares of restricted Chevron Stock is made under the Chevron Restricted Stock Plan for Non-Employee Directors. The Plan provides that the dividends attributable to the restricted shares may be paid in cash or used by the Director to purchase additional shares of restricted Chevron Stock.

Annual awards under the Plan are subject to forfeiture if a non-employee Director does not serve as a Chevron Director for a minimum of five years after the award is granted. However, such forfeiture does not apply if a Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service.

CASH COMPENSATION

- $35,000 annual retainer

- $1,500 for each Board meeting attended

- $1,500 for each Board committee meeting attended

- $1,500 for each Board committee meeting chaired

DEFERRALS OF CASH COMPENSATION

A non-employee Director may defer receipt of all or any portion of the annual retainer and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or, alternatively at the election of the Director, are converted into stock units representing shares of Chevron Stock equal in value to the amount deferred. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock.

Distribution is ultimately made in cash. The amount distributed to a Director will reflect changes in the market value of Chevron Stock during the deferral period. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

EXPENSES

Non-employee Directors are reimbursed for out-of-pocket expenses that they incur in connection with the business and affairs of Chevron.

STOCK OWNERSHIP INFORMATION
-----------------------------------------------------

The following table shows the ownership interest in Chevron Stock for each Director, nominee and executive officer as of January 27, 1999. No Director, nominee or executive officer owns 1% or more of the outstanding shares of Chevron Stock, nor do the Directors and executive officers as a group.

DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP

                                                      Shares
                       Name                          Currently   Exercisable   Restricted Stock
      ("-" denotes a non-employee Director)          Owned (1)   Options (2)       Units (3)
Samuel H. Armacost-                                      6,264             0               0
Kenneth T. Derr                                        135,101       672,900               0
Sam Ginn-                                                2,830             0           2,686
Carla A. Hills-                                          2,937             0               0
J. Bennett Johnston-                                       830             0               0
Martin R. Klitten                                       25,102       167,600               0
Richard H. Matzke                                       50,030       168,400          39,553
David J. O'Reilly                                       25,316       135,100               0
Charles M. Pigott-                                      69,725             0           3,334
Condoleezza Rice-                                        2,536             0               0
Frank A. Shrontz-                                        2,080             0               0
James N. Sullivan                                       59,457       399,600               0
Chang-Lin Tien-                                            800             0               0
George H. Weyerhaeuser-                                 13,630             0           3,334
John A. Young-                                           5,164             0               0
Directors and Executive Officers as a group (19
persons)                                               435,694     1,897,600         100,110

(1) For non-employee Directors the amounts shown include shares of restricted Chevron Stock awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers the amounts shown include shares held for them in trust under the Profit Sharing/Savings Plan and in the dividend reinvestment plan.

(2) These stock options were awarded under the Long-Term Incentive Plan and are currently exercisable. Securities and Exchange Commission rules consider a person to be the beneficial owner of shares of Chevron Stock if (a) he or she has a right to vote or sell them or (b) can exercise an option to acquire them now or at some time within the next 60 days.
(3) Restricted stock units do not carry voting rights and may not be sold. But they represent economic ownership of Chevron Stock since their value depends on the performance of Chevron Stock and they may ultimately be paid in shares. For non-employee Directors, these are stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers, these are stocks units deferred under the Management Incentive Plan, the Long-Term Incentive Plan and the Salary Deferred Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Chevron Directors and executive officers, and persons who own more than 10% of a registered class of Chevron's equity securities to file with the U.S. Securities and Exchange Commission, the New York Stock Exchange and Chevron reports of initial ownership and reports of changes in ownership of Chevron equity securities.

Based solely on a review of the reports furnished to Chevron, we believe that during 1998 all of your Directors, executive officers and 10% stockholders complied with the requirements for reporting initial ownership and changes in ownership of Chevron's equity securities.

EXECUTIVE COMPENSATION
-----------------------------------------------------

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee makes this report to help you understand the objectives and the procedures it uses to determine the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of five of the ten non-employee Directors, is responsible for Chevron's executive compensation program. All members of the Committee qualify as "outside directors" under section 162(m) of the IRS code. In structuring Chevron's incentive programs, the Committee is advised on plan design by external compensation consultants. Chevron's compensation staff provides additional counsel, data and analysis as requested by the Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

- link rewards to business results and stockholder returns;

- encourage creation of stockholder value and achievement of strategic objectives;

- provide a total compensation opportunity that is competitive with major oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance;

- maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades; and

- attract and retain high caliber personnel on a long-term basis.

Chevron uses six major oil companies as its competition when determining competitive compensation practice, (Amoco, Arco, Exxon, Mobil, US Shell and Texaco). These six companies are the primary competition in the marketplaces where Chevron operates and are strong competitors for human resources talent. The merger of Amoco and British Petroleum to form BP Amoco and the pending Exxon and Mobil merger will impact the makeup of the peer group for future information surveys and comparisons.

Five of these six competitors (Amoco, Arco, Exxon, Mobil and Texaco) have also comprised the competitor peer group for determining relative total stockholder return or TSR. TSR is stock price appreciation plus dividends on a reinvested basis. In 1999 we will replace Amoco with the new BP Amoco and will add Royal Dutch Petroleum as well. This group will be changed in the future to accommodate the pending Exxon-Mobil merger.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity.

BASE PAY

- The executive salary structure targets the average pay levels of the major oil competitors. When establishing the salary structure, the Committee also reviews non-oil pay information provided by its external consultant to ensure compensation opportunity is appropriate on a broad industry basis.

- Executive salaries and proposed changes are reviewed and approved by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

- Actual salaries vary by individual and are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience, time since last increase, and current salary compared to market rates when considering salary actions.

SHORT-TERM INCENTIVE (MANAGEMENT INCENTIVE PLAN)

- The Management Incentive Plan or MIP is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on the competitive annual bonus practices of major oil competitors. Actual individual awards vary from 150% of target to 0%.

- Awards are based on the Committee's assessments of performance vs. objectives for three components: corporate results, business unit results and individual performance, each weighted about one-third of the target award. Performance assessments within each of the three components are aggregate judgments; there is no specific weighting formula for each factor within a component.

- Corporate and business unit financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed or ROCE, cash flow and operating expense. Results are measured against these objectives and against major oil competitor results.

- An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including diversity leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

- The corporate performance assessment is the same for all MIP participants. Individuals will have different business unit and individual performance assessments.

LONG-TERM INCENTIVE (LONG-TERM INCENTIVE PLAN)

- The Long-Term Incentive Plan or LTIP is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the major oil competitors (these valuations are provided by the Committee's external consultant). Grants are typically in the form of non-qualified stock options and performance units.

- Non-Qualified Stock Options or NQSOs are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron Stock. The Committee does not grant discounted options.

- Performance Units--The ultimate value of Performance Units (denominated in shares of Chevron Stock) is tied to TSR as compared to TSRs for the peer group competitors. Performance units have a three-year performance period, with a performance modifier based on relative TSR ranking that can vary from 0% to 150%. If Chevron's TSR is the lowest of the peer group competitors, the modifier is 0%; if highest, the modifier is 150%. Moreover, if the difference between one or more competitor's TSR and Chevron's TSR is less than one percent, the TSR ranking modifiers are averaged. Payout is in cash and is equal to the number of Performance Units multiplied by the performance modifier multiplied by the 20 day trailing average price of Chevron Stock at the end of the performance period.

EXECUTIVE STOCK OWNERSHIP

Chevron does not have formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings Plan (a broad-based employee stock ownership and savings plan) which has a Chevron Stock fund account. They also have the option to defer MIP awards and LTIP performance unit payouts into Chevron Stock fund accounts. As a result of these opportunities, the average value of Chevron Stock holdings of executives as a group is more than 4 times their annual salaries.

1998 CEO COMPENSATION

BASE PAY

During 1997, Chevron's net income of $3,256 million was the highest in its history. Operational earnings of $3,180 million were also the highest ever recorded. Operational ROCE was 14.7%, the highest in a decade. Operating costs were reduced by $0.42 per barrel. Net liquids production during 1997 reached
1.07 MMBD, marking the fifth consecutive year of production increases. In view of this excellent performance, the Committee granted Mr. Derr a $150,000 salary increase on July 1, 1998, bringing his annual salary to $1,350,000. Mr. Derr's salary reflects his excellent performance throughout his ten-year tenure as CEO.

ANNUAL BONUS (MIP)

Chevron had a strong year in 1998, meeting many of its operational targets. However, financial performance was down compared to 1997, primarily due to low crude prices (WTI spot prices averaged $14.38/bbl--a twenty-year low--down 30% from 1997) and lower Henry Hub natural gas prices (average $2.08/mcf, a 19% decline from 1997). Compared to 1997, net income was down 58.9%, reflecting a special $637 million charge to recognize potential losses arising from the Oklahoma Supreme Court opinion against Chevron in the Cities Service case that dates back to 1982. Operational earnings were down 38.8% and operational ROCE was down 38.1%. Chevron's TSR for the year 1998 was 11.0%, fourth among our oil industry peers. Since 1989, Chevron's cumulative TSR of 18.4% ranks second in the peer group.

In addition to record-low crude prices, Chevron also had to contend with weather-related production stoppages in the Gulf of Mexico and a two-month shutdown at the Pascagoula refinery after it was submerged by Hurricane Georges. Despite these difficulties, operating expense was reduced by over $600 million in 1998 to $7.0 billion. Since 1991, Chevron has removed $2.4 billion from its operating cost structure. Chevron's 1998 operating expense of $5.24/bbl meets our year 2000 target of $5.29/bbl two years early.

Upstream operations continue to grow in West Africa, Kazakhstan, and the Gulf of Mexico. Government approvals were received for the Caspian Pipeline project, and the Hibernia field offshore Canada successfully completed its first full year of operation.

Chevron's worldwide net proved OEG reserves replacement ratio at the end of 1998 is about 119%, marking the sixth consecutive year of reserves replacement in excess of 100%. Combined U.S. and international liquids production is up 3% over 1997, with international liquids production almost 7% above 1997 levels.

Based on Chevron's 1998 performance, the Committee granted Mr. Derr a MIP award of $1,185,000, which is 94% of his target award. This award is 26% less than his 1997 award, reflecting the lower financial results in 1998. The MIP awards granted to Mr. Derr and to the other four highest-paid officers for the past three performance years are presented in the summary compensation table which follows this report.

LONG TERM INCENTIVES (LTIP)

Chevron's LTIP grants are made under the same determination rules for all LTIP participants. During 1998, Mr. Derr's grant under LTIP was a NQSO for 110,000 shares of Chevron Stock and 24,000 Performance Units. The performance period for these Performance Units began on January 1, 1999 and will end on December 31, 2001. Based on data provided by their external consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities.

Mr. Derr was granted 23,100 Performance Units in 1995 for the performance period January 1, 1996 through December 31, 1998. Chevron's TSR of 21.3% for this three-year period resulted in a performance unit payout of $1,743,046 to Mr. Derr.

OTHER

The Committee also notes that Mr. Derr was allocated $16,092 from his participation in the Profit Sharing/Savings Plan. The allocation to this Plan was based on Chevron's 1998 income.

January 27, 1999

MANAGEMENT COMPENSATION COMMITTEE

S. H. Armacost, Chairman
C. A. Hills         C. M. Pigott
C. Rice             G. H. Weyerhaeuser

SUMMARY COMPENSATION TABLE

                                       Annual Compensation          Long-Term Compensation
                                                                Awards            Payouts
                                                              Securities     Vested        Non-
                                                  Bonus ($)   Underlying   Performance    Stock        All Other
           Name and                     Salary      (Year      Options        Units       Award       Compensation(4)
      Principal Position        Year     ($)       Earned)       (#)           ($)         ($)            ($)
 K. T. Derr                     1998  $1,275,000  $1,185,000   110,000     $1,743,046          --       $111,694
 Chairman                       1997  $1,200,000  $1,595,000   125,000(1)  $1,666,594                   $118,563
                                1996  $1,154,000  $1,200,000   135,400(2)  $  869,361    $290,000(3)    $105,243

 J. N. Sullivan                 1998  $  735,000  $  545,000    58,600     $  958,298          --       $ 64,293
 Vice-Chairman                  1997  $  701,250  $  775,000    60,000     $  913,753                   $ 67,603
                                1996  $  650,000  $  575,000    74,400(2)  $  476,840    $159,000(3)    $ 59,318

 D. J. O'Reilly                 1998  $  469,167  $  420,000    58,600     $  399,920          --       $ 41,544
 Vice-Chairman                  1997  $  420,000  $  470,000    35,000     $  270,103                   $ 34,700
                                1996  $  381,250  $  215,000    36,000(2)  $  285,091    $ 66,000(3)    $ 34,491

 R. H. Matzke                   1998  $  527,500  $  395,000    45,500     $  399,920          --       $ 46,243
 Vice-President                 1997  $  450,000  $  415,000    35,000     $  382,167                   $ 41,434
                                1996  $  410,000  $  400,000    43,500(2)  $  197,714    $ 66,000(3)    $ 36,611

 M. R. Klitten                  1998  $  473,750  $  315,000    33,000     $  558,378          --       $ 41,462
 Vice-President                 1997  $  461,250  $  405,000    35,000     $  534,459                   $ 36,404
                                1996  $  426,250  $  290,000    43,500(2)  $  279,126    $ 94,000(3)    $ 38,509

(1) Includes a non-qualified stock option (NQSO) for 15,000 shares granted in lieu of a salary increase.

(2) Includes a NQSO and one-time performance stock option grant.

(3) Special award made by Management Compensation Committee in January 1997 under the Long-Term Incentive Plan for performance during 1994, 1995 and 1996.

(4) Includes Chevron's contributions to the Profit Sharing/Savings Plan and allocations under the Excess Benefit Plan for the Profit Sharing/Savings Plan. For 1998, contributions under the Profit Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $16,092, J. N. Sullivan, $16,903, D. J. O'Reilly, $14,151, R. H. Matzke, $13,573 and M. R. Klitten,
    $14,521; and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $95,602, J. N. Sullivan, $48,200,
    D. J. O'Reilly, $27,393, R. H. Matzke, $32,670 and M. R. Klitten, $26,941.

LONG-TERM INCENTIVE PLAN - 1998 PERFORMANCE UNIT AWARDS TABLE

                                         Performance
                            Number of      Period         Estimated Future Payout (1)
                           Performance      Until     -----------------------------------
Name                      Units Granted    Payout      Threshold    Target      Maximum
K. T. Derr                     24,000       3 Years        7,200      24,000      36,000
J. N. Sullivan                 12,500       3 Years        3,750      12,500      18,750
D. J. O'Reilly                 12,500       3 Years        3,750      12,500      18,750
R. H. Matzke                    9,700       3 Years        2,910       9,700      14,550
M. R. Klitten                   7,000       3 Years        2,100       7,000      10,500

(1) The payout can vary depending on Chevron's TSR vs. its five peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the five peer group competitors by modifying the payout value (e.g., the modifier is 150% for the highest relative TSR and 0% for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of Chevron Stock at the end of the performance period.

OPTION GRANTS IN LAST FISCAL YEAR TABLE

                                         Individual
                                           Grants
                                         Percentage
                                             of
                           Number of        Total       Exercise                   Potential Realizable Value After 10 Years
                           Securities    NQSOs/SARs     or Base                        based on Assumed Compounded Annual
                           Underlying    Granted to      Price                         Rates of Stock Price Appreciation
                            Options       Employees       (per      Expiration     0% per
Name                      Granted (1)      in 1998       Share)        Date         Year        5% per Year      10% per Year
K. T. Derr                     110,000         1.6%    $  79.125     10/27/08    $      --    $     5,473,742   $    13,871,536

J. N. Sullivan                  58,600         0.9%    $  79.125     10/27/08    $      --    $     2,916,011   $     7,389,746

D. J. O'Reilly                  58,600         0.9%    $  79.125     10/27/08    $      --    $     2,916,011   $     7,389,746

R. H. Matzke                    45,500         0.7%    $  79.125     10/27/08    $      --    $     2,264,139   $     5,737,772

M. R. Klitten                   33,000         0.5%    $  79.125     10/27/08    $      --    $     1,642,122   $     4,161,461
                                                                                              $

Executive Plan
NQSO Stock Price/Share                                 $ 79.1250                 $  79.125    $      128.8863   $      205.2299
All Optionees for NQSOs      1,872,069                                                        $    93,156,563   $   236,077,022

All Stockholders                                                                              $32,495,143,031   $82,349,072,468
Optionee Gain as % of
All Stockholders'
Gain(2)                                                                               0.0%               0.3%              0.3%

1998 Special Broad Based
NQSO/SAR Program(3)
NQSO/SAR Price/Share                                   $ 76.3125      2/11/08    $ 76.3125    $      124.3050   $      197.9350
US$ NQSO Optionees           3,843,300                                                        $   184,449,657   $   467,431,645
Non-US$ SAR Optionees          977,500                                                        $    46,912,689   $   118,885,966

All Stockholders                                                                              $31,340,102,402   $79,421,972,736
Optionees Gain as % of
All Stockholders'
Gain(2)                                                                               0.0%               0.7%              0.7%

(1) NQSOs have a 10-year term and are 100% vested one year after date of grant. The exercise price is a fair market value on the date of grant.

(2) Represents the potential aggregate increase in market capitalization of Chevron based upon the 653,020,546 outstanding shares of Chevron Stock as of December 31, 1998.

(3) A one-time NQSO and stock appreciation right or SAR Program for non-management employees.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES TABLE

                                                                       Number of Securities          Value of Unexercised
                                                                      Underlying Unexercised             In-the-Money
                                                                            Options at                    Options at
                                            Shares                       December 31, 1998            December 31, 1998
                                          Acquired on     Value     ---------------------------   --------------------------
Name                                       Exercise      Realized   Exercisable   Unexercisable   Exercisable  Unexercisable
K. T. Derr                                       0      $        0    672,900        110,000      $21,843,919    $488,125
J. N. Sullivan                              29,600      $  980,500    399,600         58,600      $13,764,163    $260,038
D. J. O'Reilly                               3,600      $  120,150    135,100         58,600      $ 3,723,356    $260,038
R. H. Matzke                                26,100      $  812,363    168,400         45,500      $ 5,208,638    $201,906
M. R. Klitten                               49,300      $2,043,952    167,600         33,000      $ 4,872,850    $146,438

PENSION PLAN TABLE

The following table illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                Years of Credited Service
 Remuneration          25            30            35            40
$750,000              287,500       338,100       389,400       476,900
$1,000,000            383,400       450,900       519,200       635,900
$1,250,000            479,200       563,600       649,000       794,900
$1,500,000            575,000       676,300       778,800       953,900
$1,750,000            670,900       789,000       908,600     1,112,900
$2,000,000            766,700       901,700     1,038,400     1,271,900
$2,250,000            862,600     1,014,400     1,168,200     1,430,900
$2,500,000            958,400     1,127,200     1,298,000     1,589,900
$2,750,000          1,054,200     1,239,900     1,427,800     1,748,900
$3,000,000          1,150,100     1,352,600     1,557,600     1,907,900
$3,250,000          1,245,900     1,465,300     1,687,300     2,066,900
$3,500,000          1,341,800     1,578,000     1,817,100     2,225,900

If they remain employees until they reach age 65, the years of credited service will be as follows: K. T. Derr, 40 years; J. N. Sullivan, 40 years; D. J. O'Reilly, 40 years; R. H. Matzke, 40 years; and M. R. Klitten, 39 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal social security benefits required by the Retirement Plan.

The Retirement Plan is a defined benefit pension plan. Eligible employees of Chevron and consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their pension benefits after completing five years of service.

Pension benefits are calculated on a "final average pay formula" based on the length of credited service and the annual average of the highest 36 consecutive months of earnings. For executive officers, earnings include MIP awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 18. The same 36 consecutive month period is used to determine the highest average earnings for both salary and MIP awards.

The total pension benefit is equal to the sum of 1.4 percent of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus
1.35 percent of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6 percent of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal social security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits under the Retirement Plan are ordinarily payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50% or 100% joint-and-survivor pension, or a lump sum payment. Other forms of distribution are available under the Excess Benefit Plan.

STOCK PERFORMANCE GRAPH

The stock performance graph below was prepared by Standard & Poor's Compustat group. It shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or a Competitor Peer Group index made up of Amoco, Arco, Exxon, Mobil and Texaco. The comparison covers a five-year period beginning December 31, 1993 and ending December 31, 1998 and is weighted by market capitalization as of the beginning of each year. It includes the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex dividend trading date. The interim measurement points show the value of $100 invested on December 31, 1993 as of the end of each year between 1993 and 1998.

The Competitor Peer Group companies are those with which Chevron competes directly and against which for a number of years it has measured its performance for purposes of calculating grants under its Management Incentive Plan and its Long-Term Incentive Plan.

                            Stock Performance Graph
               (Comparison of Five Year Cumulative Total Return)

STOCKHOLDER PROPOSALS
-----------------------------------------------------

STOCKHOLDER PROPOSAL TO
ADOPT A TOXIC CHEMICALS
INFORMATION POLICY
(ITEM 3 ON THE PROXY FORM)

WHEREAS:

Although Federal law requires the company to publicize the quantities of certain toxic chemicals which are released by each facility, not all toxic chemicals are covered by the law and among those not covered is dioxin;

Dioxin is an unintentional by-product with no industrial use which may cause cancer, birth defects, developmental toxicity, neurotoxicity, immunotoxicity, reproductive toxicity and altered sex hormones; and which has, in some places, been concentrated in the environment and in the general human population at or near levels that cause slow learning in children;

Dioxin pollution causes environmental injustice because children are highly exposed to dioxin in mother's milk and in the womb;

At least two refining processes in the Chevron refinery in Richmond, California, test positive for dioxin, and dioxin has been measured in air emissions, storm water runoff, and waste water discharges to San Francisco Bay from this refinery; and

We believe that shareholder value and the Company's image are enhanced by open communication, respect for public rights, and research to develop methods which can cost-effectively eliminate environmental liabilities from by-products of manufacturing which have no commercial use. We are also concerned about possible future liabilities which could arise from discharge of dioxin and other toxic chemicals in all of Chevron's operations.

Therefore, be it resolved that the shareholders request that:

    Chevron adopt and implement a corporate policy which gives the public accurate information about each of its facilities, specifying the amounts of all toxic chemical compounds, including dioxin compounds released from its refineries, the sources of these compounds in the refineries, and alternatives which may prevent the formation and release of such compounds at these sources.

Supporting statement

There is a potential for serious harm to public health from additional dioxin exposure, and clear evidence that the company's Richmond Refinery contributes to additional dioxin exposure. In addition, this threat raises issues of environmental injustice for children who are known to be more highly exposed to dioxin than adults, low income people who rely on fishing in San Francisco Bay for food, and refinery neighbors who are people of color.

Given these considerations, the public has a legitimate right to know about dioxin and other toxics released by all of Chevron's refineries and what alternatives are available to eliminate this unwanted by-product. Providing this information will enhance the Company's image regarding a high-profile issue.

YOUR BOARD'S RECOMMENDATION ON TOXIC CHEMICALS INFORMATION POLICY

Your Board believes that Chevron's existing Policy 530--PROTECTING PEOPLE AND THE ENVIRONMENT, together with associated operating and communications practices, address the concerns raised in this proposal. Chevron's commitment to protecting people and the environment is longstanding. Over the years we have continually anticipated and responded to society's heightened expectations in the areas of health, safety and the environment. We are proud of our efforts and continue to work hard to ensure that our policies in this area are unsurpassed.

In 1992 we established the PROTECTING PEOPLE AND THE ENVIRONMENT program to ensure consistent and comprehensive implementation of our health, safety and environment policy worldwide. The program includes 10 performance categories supported by 102 management practices that are integrated into the daily activities of all of our businesses.

Implementation of the pollution prevention elements of the PROTECTING PEOPLE AND THE ENVIRONMENT program requires that Chevron facilities have operational practices in place that minimize toxic chemical emissions and prevent pollution. In addition, our facilities routinely communicate information about toxic chemical emissions to government agencies in compliance with local, state and federal regulations. Such information is publicly available from these responsible government agencies.

Implementation of the community awareness and outreach element of the PROTECTING PEOPLE AND THE ENVIRONMENT program requires our facilities to engage in specific practices to foster understanding and dialog with the community. Employees at our facilities respond to community concerns about health, safety and the environment and have processes in place to familiarize interested people with the facility, its operations and products. Many employees meet directly with neighbors to discuss facility efforts to protect safety, health and the environment.

The proposal's assertions concerning the contribution and impact of dioxin emissions from our Richmond, California, refinery are not supported by California regulatory agencies. Recent agency analyses found that Bay Area refining operations do not contribute significantly to dioxin in the environment relative to other sources. Dioxin compound emissions from our refinery are monitored by government agency and Chevron testing, which has shown dioxin compound emissions to be within regulatory limits. This testing information is publicly available.

We are proud of our commitment to and record of PROTECTING PEOPLE AND THE ENVIRONMENT through our Policy 530 program, which in 1998 was deemed by the Council on Economic Priorities to be one of the best environmental management systems of all major petroleum refiners.

We believe that our Policy 530--PROTECTING PEOPLE AND THE ENVIRONMENT program and our current operational and communications practices substantially address the concerns raised in the stockholder proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO REPORT ON GREENHOUSE GAS EMISSIONS
(ITEM 4 ON THE PROXY FORM)

                             CHEVRON GLOBAL WARMING

WHEREAS:

    The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is not hypothetical but a real, existing problem posing serious challenges for modem civilization;

    The impacts of global warming on our public health and welfare include increased occurrence of extreme weather events, sea-level rise, increased spread of infectious diseases, and more frequent and deadly heat waves like the summer of 1998 which was linked to more than 150 deaths in Texas alone.

    British Petroleum and Royal Dutch Shell, have already begun making decisions for their long-term growth which factor in the conclusions of the scientific community warning about the effect of fossil fuel combustion on climate change. John Browne, Group Chief Executive of BP America has stated: "The time to consider the policy dimensions of climate change is . . . when the possibility cannot be discounted. . . . We in BP have reached that point."

WE BELIEVE:

    It will cost U.S. taxpayers billions of dollars to combat the impacts of global warming. So far, our company has not lived up to its responsibility as a producer of the pollution which causes global warming. In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Chevron to catch up with the companies who are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

RESOLVED: that the shareholders of Chevron request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 1999, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and (iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

SUPPORTING STATEMENT
We believe that Chevron is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is incurring costs for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to delay any lessening of climate change.

YOUR BOARD'S RECOMMENDATION ON REPORT ON GREENHOUSE GAS EMISSIONS

Your Board believes adoption of this proposal is unnecessary in light of Chevron's position and action plan regarding global climate change. Your Board shares the proponents' concern about the possible effects of climate change on future generations. In accordance with Chevron's long-standing environmental Policy 530-- PROTECTING PEOPLE AND THE ENVIRONMENT, we have developed a responsible position and action plan which we believe adequately address this concern.

As an international energy company, Chevron provides fossil fuel products vital to the development of the world's economies. While contributing to economic growth, use of these fuels has contributed to an increase in the "greenhouse" gases--mainly carbon dioxide and methane--in the earth's atmosphere. Many scientists are concerned that this increase is leading to climate change with adverse effects on the environment. Other scientists question the link between the increase in greenhouse gases and potential climate change. Until the scientific evidence is more compelling, Chevron has endorsed an "insurance policy" approach that will slow worldwide growth in greenhouse gas emissions without harming the economy.

Chevron has developed a four-pronged action plan.

- We undertake voluntary actions to increase energy efficiency and reduce emissions. Here are a few examples of past and future actions: Chevron has improved worldwide energy efficiency by over 15% per barrel of output since 1991; Chevron has reduced methane emissions from our U.S. oil and gas operations under the EPA's Star Program; Chevron has improved its office building efficiency as a participant in the EPA's "Green Lights" program; Chevron has reduced gas flaring in West Africa by completing the Escravos Natural Gas Plant, developing the West Africa Gas Pipeline to market natural gas to replace oil and fuel wood in Benin, Togo and Ghana, and re-injecting produced gas.

  As we increase production to meet the world's growing energy needs, we are committed to implementing ways to steadily reduce the emissions from our operations.

- We track progress in reducing emissions. Last year Chevron began compiling an estimated inventory of its greenhouse gas emissions. We will use these preliminary numbers to track our progress. Each year, Chevron's worldwide operations emit about 12 million tons of carbon, up about five percent since 1990. However, in the countries covered by the Kyoto Protocol, which calls for an average reduction of 5% below 1990 levels, our current emissions are already about 10% below 1990 levels.

- We support further scientific research and improved technology. We encourage research by university, government and independent scientists to improve our understanding of possible changes to the global climate and to identify appropriate mitigation measures. We will continue to develop and apply innovative technologies to improve the energy efficiency of producing and delivering our products.

- We advocate fair, flexible and cost effective policies. We believe that any imposed policy actions should be cost effective and use market-based mechanisms that do not discriminate against any fuel, industry, or country. These include such elements of the Kyoto Protocol as the Clean Development Mechanism, Joint

  Implementation, and Emissions Trading. Chevron is trying to help with the development of such practical tools through the International Petroleum Industry Environmental Conservation Association and by sponsoring the Dakar Conference on the Clean Development Mechanism last October and a follow-up conference in early 1999.

  While Chevron supports development of market-based mechanisms, we cannot support the Kyoto Protocol's targets and timetables. We are particularly concerned about the greenhouse gas reduction requirements for the United States, since they are disproportionate to commitments of other developed nations and since the developing nations are not yet involved in a meaningful way.

We believe our position and action plan to address global climate change substantially address the concerns raised in the stockholder proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO
ABANDON ANWR DRILLING PLANS
(ITEM 5 ON THE PROXY FORM)

                      DRILLING IN THE COASTAL PLAIN OF THE
                        ARCTIC NATIONAL WILDLIFE REFUGE

WHEREAS: the Arctic National Wildlife Refuge (the "Refuge") is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including, large populations of caribou. muskoxen, brown, black and polar bears, wolves. Dall sheep, snow geese and thousands of other migratory birds: Interior Secretary Bruce Babbitt has likened drilling for oil in the Refuge to damming up the Grand Canyon; and the Arctic Coastal Plain, 1002 Area--the biological heart of the Refuge--is the only section of Alaska's entire North Slope not open for oil and gas drilling;

RESOLVED: the Shareholders request that the Company unconditionally cancel any future plans for oil drilling in the Coastal Plain, 1002 Area, of the Arctic National Wildlife Refuge and immediately stop the expenditure of any corporate funds targeted to achieve this objective.

SUPPORTING STATEMENT
"Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage." --former President Jimmy Carter (1995)

    The 125-mile long Coastal Plain is the only section of Alaska's 1100-mile long North Slope coastline not open for oil and gas drilling. Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world's largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska's North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of oxides of nitrogen, which contribute to smog and acid rain.

    The Coastal Plain is the biological heart of the Refuge, to which a vast herd of caribou migrate each spring to give birth. The Department of Interior has concluded that oil development in the Coastal Plain would result in major adverse impacts on this caribou population. The Coastal Plain is also the most important onshore denning area for the entire south Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for more than 134 bird species that gather there for breeding, nesting and migratory activities.

    Balanced against these priceless resources is the small potential for economically recoverable oil in the Coastal Plain. The most recent federal estimate predicted that only 2.6 billion barrels would be economically recoverable in the Coastal Plain--less than 6 months worth of use in the United States. Furthermore, since our Company is not a major owner of the Trans-Alaska Pipeline System, it is at a structural disadvantage with respect to oil operations in the North Slope.

    Vote YES for this proposal which will help preserve a unique and fragile ecosystem.

YOUR BOARD'S RECOMMENDATION ON ABANDONING ANWR DRILLING PLANS

Your Board believes that this proposal is unneccessary because petroleum exploration, development and production could be carried out in a way that protects the environment, if Congress enacted legislation to open the Coastal Plain of ANWR.

Chevron does support opening the ANWR Coastal Plan to oil operations, although there is currently no legislation before Congress to do so. We respect the environmental concerns that some have expressed regarding that area. However, based on past experience, we believe that operations can be carried out there in a way which protects the environment and that the pursuit of the area's potential petroleum reserves is in the national interest.

The petroleum industry's many decades of exploration and production activities in arctic Alaska--much of it next door at the Prudhoe Bay field--have provided overwhelming evidence that these operations can be compatible with the environment and wildlife in the area. Approximately 25% of domestic oil is produced in and around the Prudhoe Bay area. This activity has not adversely impacted the area's caribou population. In fact, the herd that grazes in the Prudhoe Bay oil field is now several times larger than when oil development first began in the early 1970's.

Chevron, as stated in its Policy 530-- PROTECTING PEOPLE AND THE ENVIRONMENT, is expressly committed to conduct its business in a socially responsible and ethical manner that protects safety, health and the environment. Chevron's operations in some of the most sensitive environments in the world evidence this commitment. Chevron has already conducted, in an environmentally responsible manner, exploration operations in the Coastal Plain Area of ANWR on lands leased from the native-owned Arctic Slope Regional Corporation (ASRC).

Any operations on ASRC lands are conducted pursuant to plans that must be submitted for review and comment to the U.S. Fish and Wildlife Service, as well as other state and federal agencies. Chevron plan design and agency review ensured that such activities were conducted in a manner so as not to significantly adversely affect the wildlife, its habitat, or the environment of the ASRC lands or Refuge lands. Chevron is confident that any future operations on the ANWR Coastal Plain would be conducted in a similarly responsible manner.

Million of dollars have been spent towards understanding the Arctic ecosystems and past operations have demonstrated that wildlife and petroleum development can coexist. There are rigorous regulatory and permitting processes at the federal, state and local level that require thoroughly researched and planned development activities focused on environmental protection. Chevron believes that oil and gas development in ANWR can take place in a responsible manner, without degradation to the environment, while fulfilling the nation's need for additional stable and dependable energy supplies.

ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS
-----------------------------------------------------

Your Board does not know of any other matter that will be presented for consideration at the Annual Meeting. Unless your Board otherwise permits, only the matters described in this Notice of Meeting and the 1999 Proxy Statement will be voted upon at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
-----------------------------------------------------

If a stockholder wishes to present a proposal for action at the Annual Meeting of Stockholders in 2000, Chevron must include notice of the proposal and the Board's recommendation on the proposal in the proxy statement that we send out in advance of the meeting. Chevron's Articles of Incorporation preclude taking action on any proposal that is not included in the proxy statement unless the Board decides to waive the restriction.

For us to include a proposal in the proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the U.S. Securities and Exchange Commission. One of the requirements is that the proposal be received by the Corporate Secretary no later than November 22, 1999. Proposals we receive after that date will not be included in the proxy statement or acted upon at the Annual Meeting. We urge stockholders to submit proposals by Certified Mail--Return Receipt Requested.

You may obtain a copy of the current rules for submitting stockholder proposals from the U.S. Securities and Exchange Commission at:

    U.S. Securities and Exchange Commission
    Division of Corporation Finance
    450 Fifth Street, N.W.
    Washington, DC 20549

or through the Commission's internet site: http//www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Chevron prints qualifying proposals in the proxy statement in the form that we receive them. We do not print the name, address and share ownership of the stockholder submitting a qualifying proposal but will promptly send the information upon oral or written request.

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING
-----------------------------------------------------

We will hold the Annual Meeting at Chevron Park in San Ramon, California, as part of our effort to aggressively reduce costs. Seating will be limited at Chevron Park. We will give stockholders priority in seating at the Annual Meeting.

Stockholders must present a ticket to be admitted to the Annual Meeting. For stockholders of record, your parking and admission ticket is the detachable portion of your proxy form. Please have your ticket out and available when you reach Chevron Park.

For stockholders who hold shares through a brokerage firm, bank or other custodian, your ticket is the copy of your latest account statement showing your Chevron Stock balance. Please present your account statement to the registration area at the Annual Meeting.

Depending on stockholder attendance, we may have to seat guests in an overflow area.

We will have headsets available at the Annual Meeting for stockholders with impaired hearing. If you require other special accommodations at the Annual Meeting due to a disability, please write to the Corporate Secretary identifying your specific need at 575 Market Street, San Francisco, CA 94105 by April 14, 1999.

By Order of your Board of Directors,

        [SIGNATURE]

Lydia I. Beebe
Corporate Secretary

                           Directions To Chevron Park

                                  [MAP]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints Kenneth T. Derr, Carla A. Hills and Charles M. Pigott, and each of them, proxies of the undersigned each with the power of substitution to represent and to vote all the shares of common stock of Chevron Corporation held of record by the undersigned on March 10, 1999, at Chevron's Annual Meeting of Stockholders to be held on April 28, 1999, and any adjournment thereof. The proxies will vote as directed by the undersigned. If the undersigned gives no directions, the proxies will vote in accordance with the Board's recommendations. The proxies will vote on such other matters as may properly come before the meeting unless the undersigned strikes out this sentence.



     (Continued, and to be marked, dated and signed, on the other side)

                         - FOLD AND DETACH HERE -



                                                                        [LOGO]


Dear Stockholders:

The top portion of this card is your 1999 Chevron Corporation proxy. It is important that you vote your shares. You may vote by telephone, by the Internet or by mail. If you wish to vote by telephone or by the Internet, instructions are printed on the reverse side of this card. If you wish to vote by mail, mark, sign, date and return the proxy (the top portion of this card) using the enclosed business reply envelope.

The lower portion of this card is your 1999 Annual Meeting Ticket. As part of our effort to aggressively reduce costs, we are holding the 1999 Stockholders' Meeting at Chevron Park in San Ramon, California. Seating will be limited at Chevron Park and, depending on stockholder attendance, we may have to seat guests in an overflow area. Please bring this ticket with you to the Stockholders' Meeting. It is your parking and admission ticket.


Sincerely,

/s/ Lydia I. Beebe

Lydia I. Beebe
Corporate Secretary

-------------------------------------------------------------------------------
1999 ANNUAL STOCKHOLDERS' MEETING TICKET

         - Meeting Date:       April 28, 1999
         - Meeting Time:       9:30 a.m. (doors open at 8:30 a.m.)
         - Meeting Location:   Chevron Park, Building A, San Ramon, CA

        -------------------------------------------------------------
                  THIS IS YOUR PARKING AND ADMISSION TICKET.
        PLEASE HAVE IT OUT AND AVAILABLE WHEN YOU REACH CHEVRON PARK.
        -------------------------------------------------------------

Note: Cameras, tape recorders, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

              (See reverse side for additional information.)

                                                          PLEASE MARK
                                                         YOUR VOTES AS   /X/
                                                         INDICATED IN
                                                         THIS EXAMPLE

YOUR BOARD RECOMMENDS FOR AND YOUR PROXIES WILL VOTE FOR THE ELECTION OF THE FOLLOWING DIRECTORS UNLESS YOU DIRECT OTHERWISE:


1. ELECTION OF DIRECTORS

01) S. H. Armacost
02) K. T. Derr
03) S. Ginn
04) C. A. Hills
05) J. B. Johnston
06) R. H. Matzke
07) D. J. O'Reilly
08) C. M. Pigott
09) C. Rice
10) F. A. Shrontz
11) J. N. Sullivan
12) C. Tien
13) J. A. Young

To vote for all               To withhold authority
   nominees,                to vote for all nominees,
check this box.                  check this box.
     / /                               / /


To withhold authority to vote for any individual nominee while voting for the remainder, write that nominee's name in the following space:


-------------------------------------------------------------------------------

YOUR BOARD RECOMMENDS FOR AND YOUR PROXIES WILL VOTE FOR THE FOLLOWING APPOINTMENT UNLESS YOU DIRECT OTHERWISE:

2. PricewaterhouseCoopers LLP as Independent Public Accountants

FOR       AGAINST     ABSTAIN
/ /         / /         / /



YOUR BOARD RECOMMENDS AGAINST AND YOUR PROXIES WILL VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS UNLESS YOU DIRECT OTHERWISE:

                                                  FOR       AGAINST     ABSTAIN
3 Adopt a Toxic Chemicals Information Policy      / /         / /         / /

                                                  FOR       AGAINST     ABSTAIN
4. Report on Greenhouse Gas Emissions             / /         / /         / /

                                                  FOR       AGAINST     ABSTAIN
5. Abandon ANWR Drilling Plans                    / /         / /         / /



SIGNATURE(S)                    SIGNATURE(S)                    DATE
             ------------------              ------------------      ----------

Please sign your name exactly as it appears hereon. When signing for shares that are owned jointly, each stockholder, please sign. When signing as an executor, administrator, trustee, custodian or guardian, please give your full title. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer.



                         - FOLD AND DETACH HERE -

        -------------------------------------------------------------
        [LOGO]         VOTE BY TELEPHONE OR INTERNET           [LOGO]
                  QUICK    * * *    EASY    * * *    IMMEDIATE
        -------------------------------------------------------------

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:      CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208
                    ANYTIME. THERE IS NO CHARGE TO YOU FOR THIS CALL.
                    You will be asked to enter a CONTROL NUMBER which is located in the box in the lower right corner of this form.

      ---------------------------------------------------------------------
      OPTION A:     To vote as your Board recommends on ALL items, press 1.
      ---------------------------------------------------------------------

      ---------------------------------------------------------------------
      OPTION B:     If you choose to vote on each item separately, press 0.
                    You will hear these instructions:
      ---------------------------------------------------------------------

                    ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

                    To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                    ITEM 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                    The instructions are the same for all of the remaining proposals.

                    WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.

VOTE BY INTERNET:   THE WEB ADDRESS IS http://www.eproxy.com/chv/

 PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET


                              THANK YOU FOR VOTING.


CALL  *  *   TOLL-FREE   *  *   ON A TOUCH-TONE TELEPHONE

              1-800-840-1208 - ANYTIME

      There is NO CHARGE to you for this call.